Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Board of Trustees and Shareholders of
U-Store-It Trust
Cleveland, Ohio
We consent to the incorporation by reference in this Registration Statement on Form S-11 of U-Store-It Trust filed under Rule 462(b), of our report dated March 30, 2005 relating to the consolidated financial statements and financial statement schedule of U-Store-It Trust and subsidiaries and the consolidated and combined financial statements of Acquiport/Amsdell, and of our report, dated August 25, 2005 relating to the combined statement of revenues and certain expenses of the properties known as the Rising Tide Combined Properties, appearing in Amendment No. 2 to the Registration Statement No. 333-128261 on Form S-11 and to the references to us under the heading “Experts” in such Registration Statement.
/s/ Deloitte & Touche LLP
October 3, 2005
Cleveland, Ohio